Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-217178) of Griffin Capital Essential Asset REIT II, Inc. of our report dated March 15, 2019, with respect to the consolidated financial statements and schedule of Griffin Capital Essential Asset REIT, Inc. for the year ended December 31, 2018, incorporated by reference in the Current Report of Griffin Capital Essential Asset REIT II, Inc. on Form 8-K/A dated May 10, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California
May 10, 2019